Exhibit 99.8

WRITTEN CONSENT IN LIEU OF A MEETING OF STOCKHOLDERS OF CARLOTZ, INC.

[●], 2021

The undersigned (the “Stockholder”), being a holder of shares of common stock of CarLotz, Inc., a Delaware corporation, (the “Company ”), acting pursuant to Section 228(a) and Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby irrevocably consent to the adoption of the following resolutions in lieu of a meeting with respect to all of the shares of common stock held by such Stockholder:

WHEREAS, the Company has proposed to adopt an amendment to its Certificate of Incorporation (the “Pre-Closing Company Charter Amendment”), a copy of which has been provided to the undersigned Stockholder;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of October 21, 2020 (as amended by Amendment No. 1 thereto, dated as of December 16, 2020, and as may be further amended and/or restated, the “Merger Agreement”), by and among Acamar Partners Acquisition Corp. (the “Acquiror”), Acamar Partners Sub, Inc. (the “Merger Sub”), and the Company, a copy of which has been provided to the undersigned Stockholder (capitalized terms used herein without definition shall have the respective meaning ascribed to them in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the board of directors of the Company has unanimously (with the directors designated by TRP Capital Partners, LP having recused themselves with respect to the discussion and voting regarding the Pre-Closing Company Charter Amendment) (i) declared advisable the Merger Agreement and the Transactions (including the Merger and the Pre-Closing Company Charter Amendment) and determined that it is in the best interests of the Company and its stockholders to enter into the Merger Agreement, (ii) approved the Merger Agreement, the Merger, the Pre-Closing Company Charter Amendment and the other Transactions, (iii) resolved to submit the Merger Agreement, the Merger, the Pre-Closing Company Charter Amendment and the other Transactions to the stockholders of the Company for their approval and adoption by written consent and (iv) resolved to recommend the adoption of the Merger Agreement and approval of the Merger, the Pre-Closing Company Charter Amendment and the other Transactions by the stockholders of the Company by written consent;

WHEREAS, the Stockholder is party to that certain First Amended & Restated Shareholders’ Agreement by and among the Company and its stockholders, dated September 18, 2017 (the “Shareholders’ Agreement”);

WHEREAS, pursuant to the DGCL, the Company’s Certificate of Incorporation and the Shareholders’ Agreement, the adoption of the Merger Agreement and the approval of the Merger requires the affirmative vote or written consent of (i) the Company Stockholders that hold a majority of the issued and outstanding Company Common Shares and Company Preferred Shares (on an as-converted-to-common basis), voting as a single class, and (ii) the Company Preferred Stockholders that hold a majority of the issued and outstanding Company Preferred Shares, voting as a separate class;

WHEREAS, pursuant to the DGCL, the Company’s Certificate of Incorporation and the Shareholders’ Agreement, the approval of the Pre-Closing Company Charter Amendment requires the affirmative vote or written consent of the Company Stockholders that hold a majority of the issued and outstanding Company Common Shares and Company Preferred Shares (on an as-converted-to-common basis), voting as a single class;

WHEREAS, TRP Capital Partners, LP and each of the Company’s co-founders has entered into a Stockholder Letter Agreement, pursuant to which such stockholders have agreed to vote in favor of the Merger and the Pre-Closing Company Charter Amendment;

WHEREAS, the Merger has been approved by the board of directors of the Company in compliance with the terms of the Shareholders’ Agreement and therefore constitutes an “approved sale” thereunder;

WHEREAS, in connection with an “approved sale” under the Shareholders’ Agreement, the Stockholder has agreed, among other things, to (i) consent to the sale, (ii) waive any dissenters’ or appraisal rights and all other rights with respect to the sale under the DGCL, (iii) provide such documents as may be reasonably requested by the Company’s board of directors in connection with the sale and (iv) take all necessary and desirable actions in connection with the consummation of the sale;

WHEREAS, notwithstanding anything to the contrary in the Shareholders’ Agreement and notwithstanding the Stockholder Letter Agreement, the Merger Agreement makes it a condition to the consummation of the Merger that the Supermajority Approval for the Merger Agreement, the Merger and the Pre-Closing Company Charter Amendment is obtained;

WHEREAS, the Merger Agreement makes it a condition to the consummation of the Merger that each of the Company Affiliate Agreements set forth in Schedule 6.21 to the Merger Agreement (including the Shareholders’ Agreement) be terminated;

WHEREAS, the Company has provided to the Stockholder the definitive registration statement/proxy statement/consent solicitation statement filed on Form S-4 in connection with the Merger, and the Stockholder has reviewed such Form S-4 and all the disclosures therein; and

WHEREAS, the Stockholder has relied and will rely on the Stockholder’s own legal and tax advisors with respect to the legal and tax matters relating to the Merger, the other transactions contemplated by the Merger and the execution and delivery of this written consent.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement is hereby adopted and approved in all respects;

RESOLVED FURTHER, that the Merger is hereby approved in all respects;

RESOLVED FURTHER, that the Pre-Closing Company Charter Amendment is hereby approved in all respects;

RESOLVED FURTHER, that, subject to and effective upon the Closing, the Shareholders’ Agreement shall be terminated (to the extent not automatically terminated pursuant to its terms at the Closing) and will be of no further force or effect;

RESOLVED FURTHER, that all the other Transactions and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other Transactions are hereby adopted and approved in all respects;

RESOLVED FURTHER, that the undersigned Stockholder hereby affirms all of his, her or its agreements and obligations under the Shareholders’ Agreement in relation to an “approved sale” as defined in the Shareholders’ Agreement in connection with the Merger;

RESOLVED FURTHER, that the undersigned Stockholder hereby votes all of the shares of common stock held by such Stockholder in favor of the adoption and approval of the Merger Agreement, the Merger, the Pre-Closing Company Charter Amendment, and the other Transactions;

RESOLVED FURTHER, that this written consent shall automatically terminate and be of no further force or effect upon the valid termination of the Merger Agreement in accordance with its terms; and

RESOLVED FURTHER, that the undersigned Stockholder hereby waives any and all irregularities of notice, with respect to the time and place of meeting, and consents to the transaction of all business represented by this written consent.

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